EXHIBIT 99.2

                         [NSD Bancorp, Inc. Stationery]

                               September 12, 2002

Dear Shareholder:

          After careful consideration, the Board of Directors of NSD Bancorp, Inc. (the "Corporation") recently adopted a Shareholder Rights Plan ("Plan"). The Plan provides for a distribution of Rights to purchase shares of NSD Bancorp, Inc. common stock (" Common Stock"). One Right for each outstanding share of Common Stock will be effective on September 30, 2002, to shareholders of record on that date. The terms of the Plan are summarized in the enclosure entitled "NSD Bancorp, Inc. Summary of Rights" ("Summary of Rights"), which accompanies this letter.

          The Plan, while not intending to prevent a takeover, is intended to protect the value of your investment in the Corporation by discouraging unfair or financially inadequate takeover proposals and abusive takeover practices. The Plan is designed to achieve this objective by encouraging a potential acquiror to negotiate with the Board of Directors. Such Plans have been implemented by many corporations and we consider the Rights and Rights Plan to be the best available means of protecting your investment, while not preventing a fair acquisition offer for the Corporation.

          Because the Rights are not presently exercisable and have no independent current value, certificates representing the Rights will not be issued at this time. Until the Rights become exercisable and separate Rights certificates are issued, the Rights will trade with and be represented by your existing common stock certificates. As explained in the attached Summary of Rights, the Rights are not exercisable, until ten business days after the acquisition by any person or group of persons of 15% or more of the outstanding shares of Common Stock, or ten business days following the commencement of a tender or exchange offer that would result in ownership of 15% or more of the outstanding shares of Common Stock. No action by you as a shareholder is needed at this time.

          Adoption of the Plan will not in any way weaken the financial strength of the Corporation or interfere with its current business plans or strategic plans for the future. The issuance of Rights under the Plan will not dilute book value per share, will not affect reported earnings per share, is not taxable to the Corporation or to its shareholders and will not change the way in which the Corporation's common stock is traded. Shareholders may, under certain circumstances, recognize taxable income if the Rights become exercisable or upon the occurrence of certain subsequent events. As explained in the enclosed Summary of Rights, the Rights will become exercisable only if and when the Corporation becomes a target of an unfair or financially inadequate takeover proposal or other abusive takeover practice.

          The Corporation is very fortunate to have an exceptionally loyal and dedicated shareholder base. Our objective in adopting the Plan is to return that loyalty and dedication to you as a Corporation shareholder by enhancing and protecting the value of your investment in the Corporation.


         Sincerely,

         /s/ L. R. Gaus                              /s/ Lloyd G. Gibson
         L. R. Gaus                                  Lloyd G. Gibson
         Chairman of the Board                       President and CEO